Exhibit 5.1

March 10, 2006

I.D. Systems, Inc.
One University Plaza
Hackensack, New Jersey 07601

Re:	I.D. Systems, Inc. – Registration of 287,500 Additional Shares
Pursuant to Rule 462(b) of the Securities Act of 1933, as amended.

Dear Sirs:

          We have acted as counsel to I.D. Systems, Inc., a Delaware corporation (the “Company”), in connection with its public offering of shares of common stock pursuant to (i) the Company’s registration statement on Form S-3 (Commission File No. 333-131489) (the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “Securities Act”), as declared effective on March 9, 2006 by the Securities and Exchange Commission (the “Commission”), and (ii) the registration statement on Form S-3 expected to be filed with the Commission on or about March 10, 2006, pursuant to Rule 462(b) of the Securities Act (the “462(b) Registration Statement”) for the purpose of registering under the Securities Act 287,500 additional shares of the Company’s common stock, par value $0.01 per share (the “Shares”), including 37,500 shares of Common Stock subject to an option granted to the underwriters solely to cover over-allotments.

          As such counsel, we have reviewed the corporate proceedings taken by the Company with respect to the authorization of the issuance of the Shares. We have also examined and relied upon originals or copies of such corporate records, documents, agreements or other instruments of the Company as we have deemed necessary to review. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have entirely relied upon certifications of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certifications.

          We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing a document. We have also assumed that the registration requirements of the Securities Act and all applicable requirements of state laws regulating the sale of securities will have been duly satisfied.

          On the basis of such examination, we are of the opinion that the Shares have been duly authorized and, when the 462(b) Registration Statement has become effective under the Securities Act and the Shares have been issued and sold as contemplated in the Registration Statement and the related prospectus (as amended and supplemented through the date of issuance), the Shares will be validly issued, fully paid and non-assessable.

          This opinion is limited to the provisions of the Delaware General Corporation Law.

          We hereby consent to the filing of this opinion as an exhibit to the 462(b) Registration Statement and to the references to this firm under the heading “Legal Matters” in the prospectus which is part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ LOWENSTEIN SANDLER PC